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Exhibit 10.1

MEMBERSHIP UNITS

PURCHASE AGREEMENT

AMONG

PATH UX, LLC AND ITS MEMBERS

AND

BEYOND COMMERCE, INC

MAY 31, 2019

MEMBERSHIP UNITS PURCHASE AGREEMENT

This Membership Units Purchase Agreement ("**Agreement**"), dated as of May 31, 2019, is entered into by and among **PATH UX, LLC** a Delaware limited liability company (**"Company"** or **"Target"**), the **MEMBERS** of Path UX, (**"Seller")** and **BEYOND COMMERCE, INC.**, a Nevada corporation ("**Buyer**").

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of membership units ("**Target Interests**") of Target, and

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, the Target Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1. **Section 1.01**. The following terms have the meanings specified or referred to in this **Article I**:

"**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Balance Sheet**" has the meaning set forth in **Section 3.06**.

"**Balance Sheet Date**" has the meaning set forth in **Section 3.06**.

"**Benefit Plan**" has the meaning set forth in **Section 4.01(a)**.

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in New Haven County, Connecticut, are authorized or required by Law to be closed for business.

"**Buyer Indemnitees**" has the meaning set forth in **Section 11.01**.

"**Buyer's Accountants**" means Haynie & Company 50 West Broadway, Suite 600 Salt Lake City, Utah 84101

"**Closing**" has the meaning set forth in **Section 2.05.**

"**Closing Date**" has the meaning set forth in **Section 2.05**.

"**Closing Working Capital**" means the cash available to operate the Company determined as of the close of business on the Closing Date.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Contracts**" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"**Current Assets**" means cash and cash equivalents, accounts receivable, inventory and prepaid expenses determined in accordance with GAAP.

"**Current Liabilities**" means accounts payable, accrued Taxes and accrued expenses, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP.

"**Direct Claim**" has the meaning set forth in **Section 11.03(c)**.

"**Disclosure Schedules**" means any Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"**Dollars or $**" means the lawful currency of the United States.

"**Encumbrance**" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"**Environmental Claim**" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, clean-up, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"**Environmental Law**" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the clean-up thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state laws): the Comprehensive Environmental Response, Compensation, and Liability Act of

1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"**Environmental Notice**" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"**Financial Statements**" has the meaning set forth in **Section 3.06**.

"**GAAP**" means United States of America generally accepted accounting principles in effect from time to time.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"**Hazardous Materials**" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"**HSR Act**" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"**Indemnified Party**" has the meaning set forth in **Section 15.05**.

"**Indemnifying Party**" has the meaning set forth in **Section 15.05**.

"Initial Payment Installment" has the meaning set forth in **Section 2.02(b).**

"**Insurance Policies**" has the meaning set forth in **Section 3.15**.

"**Interim Balance Sheet**" has the meaning set forth in **Section 3.06**.

"**Interim Balance Sheet Date**" has the meaning set forth in **Section 3.06**.

"**Interim Financial Statements**" has the meaning set forth in **Section 3.06**.

"**Knowledge**" means a Person's actual awareness following reasonable inquiry of each employee and agent of such Person who would reasonably be expected to have knowledge of a particular fact, circumstance or other matter.

"**Knowledge of Seller or Seller's Knowledge**" or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller and/or director or officer of the Company, which is or should have been known

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"**Liabilities**" has the meaning set forth in **Section 3.07**.

"**Licensed Intellectual Property**" has the meaning set forth in **Section 3.11(a)**.

"**Losses**" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; *provided, however,* that "**Losses**" shall not include punitive damages, except in the case of fraud or willful misconduct.

"**Material" and "Materially"** with respect to a particular matter (e.g., a breach) means a condition which substantially affects: (a) the rights and benefits of the other Party to this Agreement; or (b) the ability of the other Party to substantially perform its obligations.

"**Material Adverse Effect**" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

"**Material Contracts**" has the meaning set forth in **Section 3.09(a)**.

"**Material Customers**" has the meaning set forth in **Section 3.12(a)**.

"**Material Suppliers**" has the meaning set forth in **Section 3.12(b)**.

"**Permits**" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"**Permitted Encumbrances**" has the meaning set forth in **Section 3.10(a)**.

"**Person**" means an individual, corporation, partnership, joint venture, Limited Liability Company, Governmental Authority, unincorporated organization, trust, association or other entity.

"**Post-Closing Tax Period**" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"**Post-Closing Taxes**" means Taxes of the Company for any Post-Closing Tax Period.

"**Pre-Closing Tax Period**" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"**Pre-Closing Taxes**" means Taxes of the Company for any Pre-Closing Tax Period.

"**Purchase Price**" has the meaning set forth in **Section 2.02**.

"**Real Property**" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"**Release**" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"**Restricted Business**" means the design and development of cloud based marketing automation and analytics software as well the business of any subsidiary of the Target including the car chauffeur service business.

"**Restricted Period**" has the meaning set forth in **Section 8.02(a)**.

"**Seller Indemnitees**" has the meaning set forth in **Section 15.03**.

"**Seller's Accountants**" means Douglas Muckell CPA. Seller reserves the right to update this information to Buyer.

"**Target**" means Path UX, LLC a Limited Liability Company, with its headquarters located at 208 Bayberry Lane Westport, CT 06880 and with its registered agent located a 1201 North Orange Street Suite 600, Wilmington, DE 19801.

"Target Intellectual Property" has the meaning set forth in **Section 3.11(a)**.

"**Target Interests**" mean all of membership units of the Company's authorized, issued and outstanding membership interests (the "Units") which represents one hundred percent (100%) ownership interest in the Company.

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise,

severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return**" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Third-Party Claim**" has the meaning set forth in **Section 15.02(a)**.

"**Transaction Documents**" means this Agreement, the Membership Certificates, the Employment Agreements, Promissory Note and the Security Agreement.

"**WARN Act**" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II

PURCHASE AND SALE

Section 2.01 **Purchase and Sale.** Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Target Interests, free and clear of all Encumbrances (except as may be applicable below), for the consideration specified in 2.02.

Section 2.02 **Purchase Price**. The aggregate purchase price for the Target Interests shall be Three Million Five Hundred Thousand Dollars ($3,500,000.00), subject to adjustments pursuant to 2.04(a) hereof (the "**Purchase Price**"). The Purchase Price shall be payable as follows:

(a) Buyer shall deliver to an escrow account on behalf of Seller the sum of Three Million Five Hundred Thousand Dollars ($3,500,000.00) in form of Seventy Million (70,000,000) restricted shares at $0.05 per share of the Buyers stock ("Shares") pursuant to Section 2.03(a)(i), on the Closing Date.;

(b) Ninety (90) days after the Closing Date, Buyer shall owe One Million Dollars ($1,000,000.00) to Seller as the initial payment installment ("Initial Payment Installment") for the sale of the Membership Units, provided however, the Ninety (90) day Initial Payment Installment due date may be extended at Buyer's sole election for up to three thirty day periods upon (i) ten (10) days notice and the payment of an additional Seventy Five Thousand Dollars ($75,000.00) upon the expiration of the first thirty day extended period, (ii) ten (10) days notice and the payment of an additional One Hundred Thousand Dollars ($100,000.00) ($75,000.00 + $25,000.00) upon the expiration of the second thirty day extended period and (iii) ten (10) days notice and a payment of an additional One Hundred Twenty Five Thousand Dollars ($125,000.00) ($100,000.00 + $25,000.00). Upon the payment of the Initial Payment Installment to Seller, the Shares held in escrow shall be delivered to Buyer. If Buyer fails to pay the Initial Payment Installment in full after One Hundred Eighty (180) days, Buyer will be considered to be

in default pursuant to the Security Agreement. In that event, all of the Target Interests will be delivered from escrow to Seller pursuant to the Security Agreement and the Escrow Agreement and Seller shall retain all the Shares in escrow.

(c) The Buyer will issue a subordinated convertible term note ("Promissory Note") in the form attached as Appendix B in the total principal amount of Two Million Dollars ($2,000,000.00) in favor of Seller's pursuant to their respective prior Membership interests. The subordinated Promissory Note will amortize over a two-year period with payments starting six months after the Closing Date. The subordinated Promissory Note will include interest at the rate of Eight (8%) percent per annum. The Buyer shall have a thirty (30) day grace period to make any payments due pursuant to the Promissory Note. In the event Buyer fails to make any payment due pursuant to the Promissory Note and Buyer fails to cure the delinquent payment during a thirty (30) day grace period, Buyer shall be in default of the Promissory Note and this Agreement, and Seller shall have the right to declare a default whereupon Buyer shall be required to immediately return to Seller 100% of the Target Interests. The Seller will have the right to convert to the shares of the Buyer every quarter at a Ten (10%) discount to the market. The conversion price will be based on a 10 day trailing average of the share price.

(d) The Buyer will execute a Security Agreement in the form attached as Appendix A, which shall secure the performance of the Promissory Note and Section 2.02(c) of this Agreement. The collateral for the Security Agreement shall be the Membership Units.

Section 2.03 **Transactions to Occur at the Closing**.

(a) At the Closing, Buyer shall deliver to Seller:

(i) Seventy Million Shares of restricted stock reflecting the Purchase Price; and

(ii) The Transaction Documents required to be delivered by Buyer at or prior to the Closing pursuant to **Section 14.02** of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) Target Interests certificates evidencing the Target Interests, free and clear of all Encumbrances, duly endorsed in blank or accompanied by such powers or other instruments of transfer duly executed in blank; and

(ii) The Transaction Documents required to be delivered by Seller at or prior to the Closing pursuant to **Section 14.02** of this Agreement.

Section 2.04 **Purchase Price Adjustment.**

(a) At Closing, the Target shall retain 30 days of Working Capital on hand to operate the Target past the Closing Date.

(b) After the Closing Date, Seller will be paid all payments received and segregated from the Closing A/R of the Company as set forth in the Closing A/R Schedule in Appendix C upon collection on a quarterly basis. In the event Target's and/or Buyer's collection efforts are beyond the ordinary course of dealing with the Company's Customers, Buyer shall be entitled to recoup its reasonable collection costs, including reasonable attorneys' fees, after consultation with Seller. In addition, first dollars in on any client collection matter related to the Target's Closing A/R shall be applied to oldest receivables first.

(c) With respect to the Closing A/R due and payable to Seller pursuant to this Section 2.04, the Buyer and/or Target will keep complete, true, and accurate books of account and records ("Books and Records") for the purpose of recording receipt of all Closing A/R payments due and payable under this Agreement, sufficient to enable an independent accountant or firm of accountants ("Accountant") to conduct a review under this Agreement. With each quarterly payment, Buyer and/or Target will deliver to a full and accurate accounting to include not less than the following information:

A spreadsheet listing: (i) the names of all Pre-Closing customers from whom Closing A/R is due to be paid to Seller under this Section and the Closing A/R Schedule set forth in Appendix C, (ii) the amount of the Closing A/R due from each Pre-Closing Customer as of Closing, (iii) the amount of Closing A/R received for that Customer for the most recent quarter; (iv) the total amount of Closing A/R received since Closing, and (v) a calculation of all Closing A/R payments due Seller that quarter.

(d) The Buyer and Company will maintain all of the Books and Records for at least three (3) years following the end of the calendar year to which they pertain.

(e) Seller shall be responsible for preparing and filing of the tax return for Target for the 2019 period as of the Closing Date.

Section 2.05 **Closing.** Subject to the terms and conditions of this Agreement, the purchase and sale of the Target Interests contemplated hereby shall take place at a closing (the "**Closing**") to be held at a place to be determined by Seller on May 31, 2019, provided the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other location as mutually agreed to by the Buyer and Seller or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "**Closing Date**"). The parties agree to using specific accounting for a short year split based on date of Closing and allocations of profits/losses for the year 2019 will be based on Closing the books of Target as of date of Closing and

agree to make any necessary elections required to be signed by both parties to affect such splitting of income/loss.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER AND TARGET

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules in Appendix C, Seller and Target severally and jointly represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. Buyer acknowledges that except for the representations and warranties made by Seller and its representatives in this Article III, Article IV and Article VII, Seller, Target and its representatives are making no other representation, warranty, guaranty or covenant in respect of the Target and the Target Interests or the sale and transfer to Buyer of the Target Interests, and that Buyer has agreed to purchase the Target Interests without any other such representation, warranty, guaranty or covenant.

Section 3.01 Authority of Seller and Target. Seller and Target have the full power and authority to enter into this Agreement and the Transactional Documents to which Seller and Target are a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Transactional Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Target. The Target is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules in Appendix C sets forth each jurisdiction in which the Target is licensed or qualified to do business, and the Target is duly licensed (where applicable) or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Any and all actions to be taken by the Target in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization. The total authorized Target Interests of the Target consists of 1000 Membership Units. All of the authorized Units of the Target Interests are issued and outstanding and owned by the Seller. All of the Target Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Target Interests, free and clear of all Encumbrances. All of the Target Interests were issued in compliance with applicable Laws. None of the Target Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Target is a party or is subject to or in violation of any pre-emptive or similar rights of any Person. There are no outstanding and authorized options, and no outstanding or authorized warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of the Target or obligating Seller or the Target to issue or sell any shares or any other interest in the Target. The Target does not have outstanding or authorized share appreciation, phantom interests, profit participation or similar rights. There are no voting trusts, voting agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Target Interests.

Section 3.04 Subsidiaries. The Target does own one subsidiary identified as iDriveYour Car, LLC

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller and Target of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization or formation, operating agreement or other organizational documents of the Target; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Target; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Target is a party or by which Seller or the Target is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Target; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Target. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Target in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including any filings under the HSR Act.

Section 3.06 Financial Statements. Complete copies of the Target's financial statements consisting of the balance sheet of the Target as of December 31st in each of the years 2016 and 2017 as well as 2018 actuals to date and as forecasted along with the related

statements of income and cash flow statements (via QuickBooks accounting software program generated (not GAAP)) for the years/periods then ended (the "**Financial Statements**"), and unaudited financial statements consisting of the balance sheet of the Target as of December 31, 2018 and the related statements of income for the year to date then ended (the "**Interim Financial Statements**") are included in the Disclosure Schedules or have been delivered to Buyer. The Financial Statements have not been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Target, and fairly present the financial condition of the Target as of the respective dates they were prepared and the results of the operations of the Target for the periods indicated as reviewed and agreed upon by Buyer previously. The balance sheets of the Target as of December 31, 2017 and December 31, 2018 are referred to herein as the "**Balance Sheet**" and the date thereof as the "**Balance Sheet Date**" and the balance sheet of the Target as of March 31, 2019 is referred to herein as the "**Interim Balance Sheet**" and the date thereof as the "**Interim Balance Sheet Date**". The Target does not maintain a standard system of accounting established and administered in accordance with GAAP. Seller will reasonably cooperate with Buyer to provide all necessary Target accounting information to assist Buyer in adhering to any regulatory requirements related to GAAP accounting for publically traded companies. All costs associated with converting the Target's existing financials to be GAAP compliant shall be the responsibility of the Target. Seller's accountant will provide the required financial statements in the form of compiled financial statements with related compilation reporting. The Target's spreadsheets/reports being provided to Buyer, which identify extraordinary items of Target that are added back as one-time and extraordinary expenses, have not been audited, and Buyer agrees to conduct its own due diligence related thereto.

Section 3.07 **Undisclosed Liabilities.** The Target has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("**Liabilities**"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, or (c) any and all liabilities, obligations, fines, costs and interest arising out of any failure on the part of Seller and/or Target to pay any and all obligations or Government Order due any Governmental Authority including that certain Workman's Compensation Claim currently being enforced against the Seller and/or Target by the State of New York ("Excluded Liabilities").

Section 3.08 **Absence of Certain Changes, Events and Conditions.** Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Target, any:

(a) amendment of the articles, charter, or other organizational documents of the Target, an event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

a) issuance, sale, split, combination or reclassification or other disposition of any of its Target Interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Target Interests;

b) declaration or payment of any dividends or distributions on or in respect of any of its Target Interests or redemption, purchase or acquisition of its Target Interests;

c) material change in any method of accounting or accounting practice of the Target, except as required by GAAP or as disclosed in the notes to the Financial Statements;

d) material change in the Target's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

e) entry into any Contract that would constitute a Material Contract;

f) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

g) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

h) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

i) material damage, destruction or loss (whether or not covered by insurance) to its property;

j) any capital investment in, or any loan to, any other Person;

k) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

l) any material capital expenditures;

m) imposition of any Encumbrance upon any of the Target properties, membership units or assets, tangible or intangible;

n) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000 or (iii) action to accelerate the vesting

or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;

o) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with an employee except as disclosed in Disclosure Schedules, or (ii) Benefit Plan.

p) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholder, directors, officers and employees;

q) entry into a new line of business or abandonment or discontinuance of existing lines of business;

r) except for this Agreement, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

s) purchase, lease or other acquisition of the right to own, use or lease any property or assets except as disclosed in Disclosure Schedules or for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

t) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

u) action by the Target to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

v) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 **Material Contracts**.

(a) Section 3.09 of the Disclosure Schedules lists each of the following Contracts of the Target (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Appendix C, Section 3.10 ~~of the Disclosure Schedules~~ and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) ~~of the Disclosure Schedules~~, being "Material Contracts"):

(i) each Contract of the Target involving aggregate consideration in excess of $25,000.00 and which, in each case, cannot be cancelled by the Target without penalty or without more than 90 days' notice;

(ii) all Contracts that require the Target to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii) all Contracts that provide for the indemnification by the Target of any Person or the assumption of any Tax, environmental or other Liability of any Person, see attached Appendix D listing all and providing all contracts signed by Target with Third Parties referencing Indemnification;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Target is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Target is a party and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Target;

(viii) all Contracts with any Governmental Authority to which the Target is a party;

(ix) all Contracts that limit or purport to limit the ability of the Target to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Target is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

w) Each Material Contract is valid and binding on the Target in accordance with its terms and is in full force and effect. Neither the Target nor, to Seller's Knowledge, any other party thereto in breach of or default under (or is alleged to be in breach of or default under) in any material respect, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) Seller and Target represent and warrant that Target has no Real Property. Seller represents and warrants that Target has good and valid title to all its personal

property and other assets reflected in the Financial Statements. Subject to the Excluded Liabilities, all such properties and assets are free and clear of Encumbrances except for the following (collectively referred to as "**Permitted Encumbrances**"):

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

Section 3.11 Condition And Sufficiency of Assets.

(a) Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Target are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Target, together with all other properties and assets of the Target, are sufficient for the continued conduct of the Target's business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 12 Intellectual Property.

(a) "Intellectual Property" means all of the following and similar intangible property and related proprietary intellectual property set forth in Section 3.11 of Appendix C as well as any and all other rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Target (Target Intellectual Property") and that in which the Target holds exclusive or non-exclusive rights or interests granted by any license from other Persons, ("Licensed Intellectual Property"):

(ii) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(iii) internet domain names, whether or not trademarks, registered in any generic top-level domain by any authorized private registrar or Governmental Authority;

(iv) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(v) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(vi) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

b) Section 3.11(a) of Appendix C lists all Target Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, "**Intellectual Property Registrations**"), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Target's current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

c) Except as set forth in Section 3.11(a) of Appendix C, the Target owns, exclusively or jointly with other Persons, all right, title and interest in and to the Target Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, and to the extent such agreements are not in place, Seller will enter into binding, written agreements with every current and former employee of the Target, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Target any ownership interest and right they may have in the Target Intellectual Property; and (ii) acknowledge the Target's exclusive ownership of all Target Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. The Target is in full compliance with all legal requirements applicable to the Target Intellectual Property and the Target's ownership and use thereof.

d) Section 3.11(b) of Appendix C lists all licenses, sublicenses and other agreements whereby the Target is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Target's current or planned business or operations. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Target and the other parties thereto, and the Target and such other parties are in full compliance with the terms and conditions of such agreements.

e) The Target Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Target or proposed to be used, and the Target's conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Neither Seller nor the Target has received any

communication, and no Action has been instituted, settled or, to Seller's Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Target Intellectual Property are subject to any outstanding Governmental Order.

f) Section 3.11(c) of Appendix C lists all licenses, sublicenses and other agreements pursuant to which the Target grants rights or authority to any Person with respect to any Target Intellectual Property or Licensed Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Target and the other parties thereto, and the Target and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Target Intellectual Property.

Section 3.12 Intentionally Left Blank.

Section 3.13 **Customers and Suppliers.**

(a) Section 3.14(a) of Appendix C sets forth with respect to the Business: (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the "**Material Customers**"); and (ii) the amount of consideration paid by each Material Customer during such periods. The Target has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease using its goods or services or to otherwise terminate or materially reduce its relationship with the Target after the Closing.

Section 3.13(b) of Appendix C sets forth with respect to the Business: (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the "**Material Suppliers**"); and (ii) the amount of purchases from each Material Supplier during such periods. The Target has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, supplying goods or services to the Target or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.14 **Insurance**. Section 3.14 of Appendix C sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Target and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Target has not received any written notice of cancellation of, premium increase with respect to, or

alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Unless set forth on Section 3.14 of Appendix C, there are no claims related to the business of the Target pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.15 **Legal Proceedings; Governmental Orders.** Except as set forth in Section 3.15 of Appendix C:

(a) There are no Actions pending or, to Seller's Knowledge, threatened (a) against or by the Target affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Target); or (b) against or by the Target, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16 **Compliance With Laws; Permits.**

(a) Except as set forth in Section 3.16 of Appendix C, the Target has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) To the Extent required by law and to Target's knowledge, all Permits required for the Target to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.17 **Environmental Matters.**

(a) The Target is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Target or any real property currently or formerly owned, operated or leased by the Target.

Section 3.18 **Full Disclosure**. No representation or warranty by Seller in this Agreement and no statement contained in the Appendix C to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. In addition, there are no undisclosed liabilities that Seller has omitted to disclose.

ARTICLE IV
EMPLOYMENT MATTERS

Section 4.01 Employee Benefit Matters.

(a) Seller and Target have no employee benefit plan.

Section 4.02 Employment Matters.

(a) Section 4.02 of Appendix C contains a list of all persons who are ~~employees,~~ consultants, or contractors of the Target as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) compensation; and (iii) starting date. As of the date hereof, all compensation, commissions and bonuses, payable to consultants, or contractors of the Target for services performed on or prior to the date hereof have been paid in full.

a. Christian Schine, will continue in the capacity of an employee for the Target for period of twelve (12) months after the Closing Date ("Transition Period") with compensation equal to $1,245.00 per week.

b. Robert Bisson will continue in the capacity of an employee for the Target for period of twelve (12) months after the Closing Date ("Transition Period ") with compensation equal to $1,245.00 per week.

c. Ryan Rich will continue in the capacity of an employee for the Target for period of twelve (12) months after the Closing Date ("Transition Period ") with compensation equal to $1,245.00 per week.

d. Except as set forth in Section 3.07 above, the Target is and has been in compliance with all applicable Laws pertaining to independent contractors, employment and employment practices. All individuals characterized and treated by the Target as consultants or contractors are properly treated as independent contractors under all applicable Laws.

e. The Target has no plans to undertake any action in the future that would trigger the WARN Act.

ARTICLE V
SELLER COVENANTS

Section 5.01 **Taxes.** Unless set forth in Section 5.01 of Appendix C:

(a) All Tax Returns required to be filed on or before the Closing Date by the Target have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Target and Seller (whether or not shown on any Tax Return) have been, or will be, timely paid. The Target has provided Buyer with copies of all Tax Returns for the years ending 2016, 2017 and 2018.

(b) If applicable, the Target has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Except as disclosed in Section 3.07 above, the Target is not a party to any other Action by any taxing authority, and there are no other pending or threatened Actions by any taxing authority.

(d) Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

Section 5.02 **Books and Records.**

(a) The minute books and stock ledger record of the Target, to the extent they exist, have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Target.

(b) In order to facilitate the resolution of any claims made against or incurred by Seller and/or Target prior to the Closing, or for any other reasonable purpose, for a period of one year after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Target; and
(ii) upon reasonable notice, afford the Seller's or Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of one year

following the Closing, Seller shall, in the event all the Target Interests are returned pursuant to the Security Agreement:

> (i) retain the books and records (including personnel files) of Seller and Target which relate to the Business and its operations for such period after the Closing until the return of the Target Interests pursuant to the Security Agreement; and
>
> (ii) upon reasonable notice in writing and specifying good cause, afford the Buyer or the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.02 where such access would violate any Law.

Section 5.03 **Brokers.** Except for MOX Advisors, no broker, finder or investment banker is entitled to any brokerage, investment fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. MOX Advisor's fees are the responsibility of Seller and shall be paid by Seller to MOX Advisors only if and when Seller receives cash pursuant to Article II above. Each party shall be responsible for paying for any fees or costs incurred by the broker or investment banking party representing such party.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date hereof.

Section 6.01 Organization and Authority of Buyer. Buyer is a public company duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a part, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against

Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 6.02 **No Conflicts; Consents.** The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including any filings under the HSR Act.

Section 6.03 **Investment Purpose.** Buyer acknowledges that the Target Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Target Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption there from and subject to state securities laws and regulations, as applicable.

Section 6.04 **Brokers.** No broker or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer. Each party shall be responsible for paying for any fees or costs incurred by the broker or investment banking representing such party.

Section 6.05 **Sufficiency of Funds.** Buyer has sufficient and adequate regulatory compliant stock consideration and when applicable hereunder cash from legal sources to enable it to make the Initial Payment Installment of the Purchase Price as provided for in Article II Section 2.02(b)(c) and (d) of this Agreement.

Section 6.06 **Legal Proceedings.** Unless set forth in **Section 6.06** of Appendix C, there are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 6.07 **Full Disclosure**. No representation or warranty by Buyer in this Agreement and no statement contained in Appendix C to this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VII
PRE-CLOSING AND RESTRICTIVE COVENANTS

Section 7.01 **Closing**. Except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Target to, (i) conduct the business of the Target in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Target and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Target. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

a. cause the Target to preserve and maintain all of its Permits;

b. cause the Target to pay its debts, Taxes and other obligations when due;

c. cause the Target to maintain the properties and assets owned, operated or used by the Target in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

d. cause the Target to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

e. cause the Target to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

f. cause the Target to maintain its books and records in accordance with past practice; and

g. cause the Target to comply in all material respects with all applicable Laws.

Section 7.02 **Access to Information and Buyer Due Diligence Investigation.** From the date hereof until the Closing, Seller shall, and shall cause the Target to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Target; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Target as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Target to cooperate with Buyer and its Representatives in its investigation of the Target. By Closing on this Transaction, Buyer will acknowledge and represent that Seller and Target have given Buyer a fair and reasonable opportunity to conduct any due

diligence investigation of Target and its business affairs related to this Agreement and the related transaction or that Buyer has waived such due diligence investigation. Any investigation pursuant to this Section 7.02 shall be conducted, whenever possible, be conducted in such a manner as to not interfere unreasonably with the conduct of the business of Seller or the Target. If Seller fails to provide Buyer with reasonable access to the information necessary to complete its due diligence by Closing, Seller agrees to negotiate in good faith to extend the Closing.

Section 7.03 **No Solicitation of Other Bids.**

a. Seller shall not, and shall not authorize or permit any of its Affiliates (including the Target) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Target) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "**Acquisition Proposal**" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Target; (B) the issuance or acquisition of shares of membership units or other equity securities of the Target; or (C) the sale, lease, exchange or other disposition of any significant portion of the Target's properties or assets.

Section 7.04 **Notice of Certain Events.**

a. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 17.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Target that, if pending on the

date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

Buyer's receipt of information pursuant to this Section 7.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 11.01 and Section 12.01(b)) and shall not be deemed to amend or supplement Appendix C.

ARTICLE VIII

Section 8 **Intentionally Left Blank.**

ARTICLE IX

Section 9.01 **Confidentiality.** From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Target except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such protection.

ARTICLE X

Section 10.01 Non-competition; Non-solicitation.

a) So long as Buyer has performed the obligations set forth in Article II and the Security Agreement and so long as any breach or default therein has not been timely cured, for a period of **five (5)** years commencing on the Closing Date (the "**Restricted Period**"), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Target and customers or suppliers of the Target.

b) Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

c. During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Target or any of its subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this **Section 10.01** (c) shall prevent Seller or any of its Affiliates from hiring after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee or the Target.

d. During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Target or potential clients or customers of the Target for purposes of diverting their business or services from the Target.

e. Seller acknowledges that a breach or threatened breach of this **Section 10.01** would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

f. Seller acknowledges that the restrictions contained in this **Section 10.01** are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this **Section 10.01** should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this **Section 10.01** and each provision hereof is severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE XI

Section 11.01 **Governmental Approvals and Consents**

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of Appendix C.

(c) Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Documents; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Target is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Target in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Target with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Target shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the

avoidance of doubt, not including any interactions between Seller or the Target with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

g. Notwithstanding the foregoing, nothing in this **Section 11.01** shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Target or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

ARTICLE XII

Section 12.01 **Public Announcements.** Unless otherwise required by applicable Law and based upon the reasonable advice of counsel, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. For all communications public or internal, the parties agree to refer to this transaction as a "merger" of Target and Buyer.

ARTICLE XIII

Section 13.01 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE XIV
TAX MATTERS

Section 14.01 **Tax Covenants.**

(a) Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Target, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Target, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Target in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Target, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Target) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer is responsible for all tax obligations that arise out of the operations of the business of the Target after the Closing Date.

Section 14.02 **Intentionally Left Blank**

Section 14.03 **Contests.** Buyer agrees to give written notice to Seller of the receipt of any written notice by the Target, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this **Article XIV** (a "**Tax Claim**"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim related to the business after the Closing Date; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 14.04 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this **Article XIV** or in connection with any audit or other proceeding in respect of Taxes of the Target. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller

and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

ARTICLE XV

Intentionally Left Blank

ARTICLE XVI
CONDITIONS TO CLOSING

Section 16.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

a. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

b. Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and 11.0, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6.02 and 11.01, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 16.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) Satisfaction of the condition set forth in **Section 2.03(b)** above.

(b) The representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No Action shall have been commenced against Buyer, Seller or the Target, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) All approvals, consents and waivers that are listed on Section 3.05 and 11.01 of Appendix C shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 16.02 have been satisfied.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

h. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

i. Seller shall have delivered, or caused to be delivered, to Buyer Membership certificates evidencing the Target Interests, free and clear of Encumbrances, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank.

j. Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 16.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have delivered the Shares reflective of the Purchase Price to Seller.

(c) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement including the obligations of Article II as well as each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e) All approvals, consents and waivers that are listed on Section 6.02 and 11.01 of Appendix C shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(f) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(g) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer that each of the conditions set forth in Section 16.03(a) have been satisfied.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE XVII
SURVIVAL AND INDEMNIFICATIONS

The provisions of the Article XVII coupled with the Promissory Note and the Security Agreement, shall constitute the sole and exclusive remedy for breach, default violation or other cause of action under this Agreement. Subject to limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve months from the Closing Date, provided, that the Security Agreement and all documents executed by both Parties pertaining to monies owed by Buyer to Seller, Section 3.02, Section 3.05, Section 3.08, and Section 6.01 , Section 6.02 shall survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party prior to the expiration date of applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 17.01 Indemnification By Seller. Subject to the other terms and conditions of this Article XVII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Target) and their respective Representatives (collectively, the "**Buyer Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any Transactional Document, certificate or instrument or Appendix C delivered by or on behalf of Seller pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any material breach or non-fulfilment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, any other Transactional Document, or any schedule or certificate.

(c) any Third-Party Claim including any and all amounts due pursuant to any Excluded Liability based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, "Third-Party Claim" means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 17.02 **Indemnification By Buyer.** Subject to the other terms and conditions of this Article XVII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "**Seller Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Third-Party Claim against Seller based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Buyer or any of its Affiliates conducted, existing, or arising after the Closing Date. For purposes of this Agreement, "Third-Party Claim" means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 17.03 **Limitations.**

The indemnification provided for in Section 17.01 and Section 17.02 shall be subject to the following limitations:

(a) Seller and Target shall not be liable to the Buyer Indemnitees for indemnification under Section 17.01 until the aggregate amount of all Losses in connection with the indemnification under Section 18.01 exceeds 3% of the Purchase Price (the “Basket”). Once the liability exceeds the Basket, Seller shall be required to pay or be liable for all such Losses from the first dollar, provided however, the aggregate amount of all combined Losses, including attorney’s fees and expenses under this section shall not exceed 10% of the Purchase Price (“Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification pursuant to Section 18.02 until the aggregate amount of all Losses with respect to the indemnification under this Section exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses exceeding the Basket, provided however, the aggregate amount of the Losses for which Buyer shall be liable pursuant to this Section 17.04(b) shall not exceed the Cap.

Section 17.04 **Third-Party Claims.** If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "**Third-Party Claim**") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party,

to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to **Section 17.04**, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to **Section 17.04**, pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

Section 17.05 Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this **Section**. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of

such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to **Section 18.05**, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 17.06 Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "**Direct Claim**") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 17.07 Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses, including reasonable attorneys' fees, associated with taking such actions shall be included as Losses hereunder.

Section 17.08 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article XI, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to five

percent (5%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 17.09 TaxTreatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 17.10 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in **Section 17.01** or **Section 17.02**, as the case may be.

Section 17.12 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this **Article XV**. Nothing in this **Section 17.12** shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled as set forth in **ARTICLE** X or to seek any remedy on account of any Person's fraudulent, criminal or intentional misconduct.

ARTICLE XVIII
TERMINATION

Section 18.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in **Article XVI** and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller's receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in **Article XVI** shall not have been performed, or if it becomes apparent that any of such conditions will not be, fulfilled by **June 30, 2019** unless such failure shall be due to the failure of Buyer

to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in **Article XVI** and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in **Article XVI** shall not have been performed, or if it becomes apparent that any of such conditions will not be fulfilled unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 18.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto **except**:

(a) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XIX
MISCELLANEOUS

Section 19.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 19.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given when two of the following methods are followed: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or

registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this **Section 20.02**):

If to Seller/Company: PATH UX, LLC
[redacted]

with a copy to: Lara Lavi, Esq.
[redacted]

If to Buyer: Beyond Commerce, Inc.
[redacted]

with a copy to: John McMillan, Esq.
[redacted]

Section 19.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 19.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 20.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 19.06 Entire Agreement. This Agreement, the Appendices and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 19.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may assign its rights or obligations hereunder without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder to close.

Section 19.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 19.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise

of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 19.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each party is advised to seek the advice of their own counsel in connection with the provisions of this Agreement.

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL DISTRICT COURT OF THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.10. IN ADDITION, ANY ACTION WHEREBY SELLER MUST FILE

SUIT AGAINST BUYER IN ORDER TO COLLECT ALL OR A PORTION OF THE PURCHASE PRICE OR ANY FINANCIAL AMOUNT AS SET FORTH IN ARTICLE II OF THIS AGREEMENT, BUYER SHALL PAY SELLER'S REASONABLE ATTORNEY FEES, COST TO TAKE AN ACTION TO COLLECT, TRAVEL COSTS, AND COMPENSATION FOR SELLER'S TIME REQURED TO PURSUE AN ACTION TO COLLECT AS PER ARTICLE II.

Section 19.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 19.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAT[redacted]

5/31/2019

By: [redacted]
Christian Schine
Its: [redacted]

By: [redacted]
Christian Schine, individually

By: [redacted]
Robert Bisson, individually

By: [redacted]
Ryan Rich, individually

BEYOND COMMERCE, INC.

By: [redacted]
Name: Geordan Pursglove

Title: CEO and President